Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:
Bill White
President and Chief Executive Officer
(401) 330-1611

Coastway Bancorp, Inc. Reports Fourth Quarter and Year End Financial Results

WARWICK, RI – February 13, 2015 – Coastway Bancorp, Inc. (the “Company”) (NASDAQ: CWAY), the holding company for Coastway Community Bank (the “Bank”), announced fourth quarter 2014 net income of $213,000, or $0.05 per share, compared to a net loss of $30,000 for fourth quarter 2013. The Company reported a net loss of $965,000 for 2014, compared to net income of $222,000 for 2013.  The net loss was primarily due to the $1.5 million contribution to Coastway Cares Foundation II and $1.1 million in impairment losses on real estate held for sale.

Fourth quarter 2014 net interest income increased $624,000 to $3.5 million compared to the fourth quarter 2013. The increase in net interest income was primarily a result of a $540,000 increase in loan interest income due to growth in average loans of $54.1 million from the fourth quarter of 2013 to the fourth quarter of 2014.  The average yield on loans declined to 4.18% for the fourth quarter of 2014 as compared to 4.21% for the fourth quarter of 2013.  Deposit interest expense declined $55,000 primarily due to a decline in the average cost of deposits from 0.92% for the fourth quarter of 2013 to 0.83% for the fourth quarter of 2014.

Net interest income for 2014 increased $1.9 million, or 16.5% to $13.2 million compared to 2013 net interest income of $11.3 million.  The increase in net interest income was due to the $52.7 million increase in net interest-earning assets to $390.6 million for 2014, principally due to loan growth. The increase in net interest-earning assets was offset by a 2 basis point decrease in the interest rate spread to 3.16% for 2014 from 3.18% for 2013.

The Bank’s net interest margin for the fourth quarter of 2014 was 3.41%, a 13 basis point increase from 3.28% for the fourth quarter of 2013, reflecting a 12 basis point decline in the average rate paid in interest bearing liabilities, partially offset by a 3 basis point decline in the average rate earned on interest-earning assets.   The net interest margin for the year ended December 31, 2014 was 3.38%, a 3 basis point increase from 3.35% for the year ended December 31, 2013.

Non-interest income, which is comprised primarily of customer service fees and gain on sales of loans, net, declined $225,000 for the fourth quarter of 2014 to $1.2 million compared to the fourth quarter of 2013 primarily as a result of a decrease in gains on sales of loans, net.  Non-interest income declined $907,000, or 14.7%, to $5.3 million for the year ended December 31, 2014 from $6.2 million for the year ended December 31, 2013.  The decrease in non-interest income was primarily the result of a decline in gains on sales of loans, net of $1.0 million to $1.9 million for the year ended December 31, 2014 from $2.9 million for the year ended December 31, 2013 primarily due to a decline in loans sold.

Fourth quarter 2014 non-interest expense increased $256,000, or 6.2%, to $4.4 million compared with the 2013 fourth quarter.  The increase in non-interest expense for the fourth quarter of 2014 were primarily related to the $141,000 in additional pension expense recorded as a result of fourth quarter 2014 pension settlements as well as incremental occupancy and equipment costs related to the new corporate headquarters and costs related to our Lincoln branch which relocated in December 2013. Non-interest expense for 2014 increased $3.0 million, or 18.2%, to $19.5 million compared with 2013. The increase was primarily due to the $1.5 million contribution to Coastway Cares Charitable Foundation II in January 2014 as part of our initial public offering as well as $1.1 million in impairment losses on real estate held for sale.

The fourth quarter 2014 provision for loan losses was $36,000 as compared to a provision of $229,000 for the 2013 fourth quarter, which reflected continued stable asset quality for the Bank. The provision for loan losses for 2014 was $432,000 compared to a provision of $567,000 for 2013. Nonperforming loans as a percentage of total loans at December 31, 2014 were 1.68% compared to 1.97% at December 31, 2013.

Total assets increased $33.1 million to $465.8 million at December 31, 2014 compared to December 31, 2013 primarily due to an increase of $55.0 million in total loans, partially offset by a decrease in cash and cash equivalents. Total deposits at year-end 2014 increased $13.6 million to $343.5 million from December 31, 2013.  Borrowed funds increased $19.8 million during 2014.  Stockholders’ equity was $70.5 million at December 31, 2014, compared to $27.8 million at the end of 2013. The increase in stockholders’ equity was primarily due to the completion of the Company’s conversion and stock offering in January 2014. The Bank’s average interest-earning assets to average interest-bearing liabilities were 134.61% for 2014, compared to 121.67% for 2013.

About Coastway Bancorp, Inc.
Coastway Bancorp, Inc. (NASDAQ: CWAY) is the holding company for Coastway Community Bank which was originally founded in 1920 as the Telephone Workers Credit Union, which later changed its name to Coastway Credit Union and converted to Coastway Community Bank in 2009.  Coastway Community Bank is headquartered in Warwick, RI and has nine branches in Rhode Island.  The Company had total assets of $465.8 million and total deposits of $343.5 million as of December 31, 2014. Additional information about the Company is available at www.coastway.com.

Safe-Harbor
This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, indentified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. Coastway Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Coastway Bancorp, Inc.
Selected Financial Information
(Unaudited)

Selected Financial Condition Data

	December 31,	December 31,
	2014	2013
	(Dollars in thousands)

Total assets	$465,826	$432,678
Cash and cash equivalents	14,582	51,519
Loans, net	383,909	328,576
Deposits	343,544	329,916
Borrowed funds	47,800	28,000
Stockholders' equity	70,504	27,839

Statements of Operating Data
	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Dollars in thousands, except per share amounts)

Interest income	$4,125	$3,556	$15,592	$13,957
Interest expense	598	653	2,396	2,630
Net interest income	3,527	2,903	13,196	11,327
Provision for loan losses	36	229	432	567
Net interest income after provision for loan losses	3,491	2,674	12,764	10,760
Total non-interest income	1,174	1,399	5,250	6,157
Total non-interest expense	4,360	4,104	19,509	16,508
Income (loss) before income taxes	305	(31)	(1,495)	409
Income tax expense (benefit)	92	1	(530)	187
Net income (loss)	$213	$(30)	$(965)	$222
Basic and diluted earnings per share	$0.05	N/A	N/A	N/A

Coastway Bancorp, Inc.
Selected Financial Information

Selected Financial Ratios
	Three months ended		Year ended
	December 31,		December 31,
	2014(1)	2013(1)	2014	2013
	(Unaudited)

Return (loss) on average assets	0.19%	(0.03)%	(0.22)%	0.06%
Return (loss) on average equity	1.20%	(0.43)%	(1.40)%	0.81%
Average interest-earning assets to average interest-bearing liabilities	133.01%	120.60%	134.61%	121.67%
Interest rate spread	3.22%	3.13%	3.16%	3.18%
Net interest margin	3.41%	3.28%	3.38%	3.35%

	December 31,	December 31,
	2014	2013
	(Unaudited)
Asset Quality Ratios:
Non-performing loans as a percent of total loans	1.68%	1.97%
Non-performing assets as a percent of total assets	1.66%	1.86%
Allowance for loan losses as a percent of total loans	0.51%	0.50%
Allowance for loan losses as a percent of non-performing loans	30.14%	25.64%

 (1)  annualized